Exhibit 4

STOCK OPTION PLAN

     In February 1998, the Board of Directors and stockholders of HLM Design adopted the HLM Design, Inc. 1998 Stock Option Plan (the "Stock Option Plan") in order to attract and retain key personnel. The following discussion of the material features of the Stock Option Plan is qualified by reference to the text of such plan filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Under the Stock Option Plan, options to purchase up to an aggregate of 159,955 shares of Common Stock may be granted to key employees of HLM Design and its Managed Firms and to officers, directors, consultants and other individuals providing services to the Company. Unless designated as "incentive stock options" ("ISOs") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options granted under the Stock Option Plan are intended to be "nonstatutory stock options" ("NSOs").

     The Compensation Committee of the Board of Directors of HLM Design will administer the Stock Option Plan and will determine, among other things, the persons who are to receive options, the number of shares to be subject to each option, and the vesting schedule of options; provided, that the Board of Directors of HLM Design will make such determinations with respect to the initial grants made under the Stock Option Plan. Members of the Board of Directors who serve on the Compensation Committee must qualify as "non-employee directors," as that term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board of Directors of HLM Design will determine the terms and conditions upon which HLM Design may make loans to enable an optionee to pay the exercise price of an option. In selecting individuals for options and determining the terms thereof, the Compensation Committee may consider any factors it considers relevant, including present and potential contributions to the success of the Company. Options granted under the Stock Option Plan must be exercised within a period fixed by the Compensation Committee, which period, subject to early termination upon the occurrence of certain events, may not exceed ten years from the date of the grant of the option or, in the case of ISOs granted to any holder on the date of the grant of more than ten percent of the total combined voting power of all classes of stock of HLM Design and its affiliated firms, five years from the date of grant of the option. Options may be made exercisable in whole or in installments, as determined by the Compensation Committee. However, the aggregate market value of the Common Stock with respect to which ISOs are exercisable for the first time by the holder during any calendar year may not exceed the limitation set forth in Section 422(d) of the Code (currently $100,000). For this purpose, the market value shall be determined as of the time the ISOs are granted.

     Options generally may not be transferred other than by will or the laws of descent and distribution and during the lifetime of an optionee may be exercised only by the optionee. Notwithstanding the foregoing, the Compensation Committee, in its discretion, subject to certain limitations, may grant transferable options if such options are not ISOs. The exercise price of options that are NSOs will be determined at the discretion of the Compensation Committee, but will not be less than 85% of the market value of the Common Stock on the date of grant of the NSOs. The exercise price of ISOs may not be less than the market value of the Common Stock on the date of the grant of the option. In the case of ISOs granted to any holder on the date of grant of more than ten percent of the total combined voting power of all classes of stock of HLM Design and its affiliated firms, the exercise price may not be less than 110% of the market value of the Common Stock on the date of the grant of the ISOs. The exercise price may be paid in cash, in shares of Common Stock owned by the optionee, in NSOs granted under the Stock Option Plan (except that the exercise price of an ISO may not be paid in NSOs) or in any combination of cash, shares and NSOs.

     Options granted under the Stock Option Plan may include the right to acquire a "reload" option. In such case, if an optionee pays all or part of the exercise price of an option with shares of Common Stock held by the optionee for at least six months, then, upon exercise of the option, the optionee is granted a second option to purchase, at the fair market value as of the date of exercise of the original option, the number of whole shares used by the optionee in payment of the exercise price of the original option. A reload option is not exercisable until one year after the grant date of such reload option or the expiration date of the original option. If the exercise price of a reload option is paid for with shares of Common Stock that have been held by the Optionee for more than six (6) months, then another reload option will be issued. Shares of Common Stock covered by a reload option will not reduce the number of shares of Common Stock available under the Stock Option Plan.

     The Stock Option Plan provides that, in the event of changes in the corporate structure of HLM Design or certain events affecting the Common Stock, adjustments will automatically be made in the number and kind of shares available for issuance and in the number and kind of shares and option price thereof covered by outstanding options. It further provides that, in connection with any merger or consolidation in which HLM Design is not the surviving corporation and which results in the holders of the Common Stock owning less than a majority of the surviving corporation or any sale or transfer by HLM Design of all or substantially all its assets or any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group of all or a majority of the then-outstanding voting securities of HLM Design, all outstanding options under the Stock Option Plan will become exercisable in full on and after (i) the 15th day prior to the effective date of such merger, consolidation, sale, transfer or acquisition or (ii) the date of commencement of such tender offer or exchange offer, as the case may be.